EXHIBIT 10.8

Agreement on the salary

Employee: Nicolas Lavaud
Birth date: 17/08/1972
Identification number: 720817/9924
Address: Marakova 12, 160 00 Praha 6, Czech Republic
Position: Managing Director

In accordance to the law number 1/192 on salary and compensation, and according to the agreed working contract, on the 15th of February 2006, it is agreed that the guaranteed gross salary for the employee is 8,000Kc per month.

The amount above will be paid after proper taxes have been paid. Estimated net salary is 6,760Kc per month.

This agreement on salary is past of the frame agreement.

This agreement is valid from the 1st of February 2006 to the 31st of July 2006.

In Prague,             February l5th, 2006

/s/ Nicolas Lavaud	/s/ Nicolas Lavaud

Employee signature	Employer signature